Filed Pursuant to Rule 424(b)(3)
Registration No. 333-291472

PROSPECTUS

Up to 15,260,671 Common Shares Issuable upon

Exercise of Warrants

Largo Inc.

This prospectus relates to the resale by the selling shareholders named in this prospectus (the “Selling Shareholders”) of up to 15,260,671 common shares (“Warrant Shares”) that are issuable from time to time to the Selling Shareholders upon the exercise of 15,260,671 warrants (the “Warrants”), which includes 998,362 common shares issuable upon exercise of Placement Agent Warrants (as defined herein). The Warrants were offered and sold by us pursuant to a private placement that closed on October 22, 2025 (the “Private Placement”), which closed concurrently with our Registered Direct Offering (as defined herein) on such date. Each Warrant has an exercise price of $1.22 per common share (except that the Placement Agent Warrants have an exercise price of $1.53 per common share), and became exercisable immediately upon issuance with a term of five years from the date of issuance.  No securities are being offered pursuant to this prospectus other than the Warrant Shares that will be issued upon the exercise of the Warrants.

Our registration of the Warrant Shares covered by this prospectus does not mean that either we will issue, or the Selling Shareholders will offer or sell, as applicable, any of the Warrant Shares hereby registered. The Selling Shareholders may offer, sell, or distribute all or a portion of the Warrant Shares hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the Warrant Shares by the Selling Shareholders pursuant to this prospectus. We will, however, receive the net proceeds of any of the Warrants exercised for cash. We will bear all costs, expenses and fees in connection with the registration of the Warrant Shares, including with regard to compliance with state securities or "blue sky" laws. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their resale of the Warrant Shares. See "Plan of Distribution" beginning on page 35 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus, including the additional information described under the heading "Incorporation by Reference," and any amendments or supplements carefully before you make your investment decision.

Our common shares are currently traded under the symbol "LGO" on the Toronto Stock Exchange ("TSX") and on the Nasdaq Capital Market ("Nasdaq").

We are an "emerging growth company" as defined by the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act") and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. However, we have elected not to take advantage of the extended transition period allowed for emerging growth companies for complying with new or revised accounting guidance as allowed by Section 107 of the JOBS Act and Section 7(a)(2)(B) of the United States Securities Act of 1933, as amended (the "U.S. Securities Act").

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 9.

We are a "foreign private issuer" as defined under the federal securities laws and, as such, are subject to reduced public company reporting requirements. See "Prospectus Summary - Foreign Private Issuer."

Neither the Securities and Exchange Commission, Canadian securities commission nor any domestic or international securities body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December 2, 2025

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission ("SEC") using the "shelf" registration process. Under this shelf registration process, the Selling Shareholders may, from time to time, sell the Warrant Shares offered by it as described in this prospectus. We will not receive any proceeds from the sale by such Selling Shareholders of the Warrant Shares offered by them described in this prospectus, except with respect to amounts received by us upon the exercise for cash of the Warrants.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading "Where You Can Find Additional Information."

Neither we, nor the Selling Shareholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Shareholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on information from various third-party sources not prepared at the direction of the Company, such as industry publications and other publicly available information, and assumptions that we have made based on such data and other similar sources. These data involve a number of assumptions and limitations. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information or analyzed or verified the underlying studies or surveys relied upon or referred to by such sources, or ascertained the underlying economic assumptions relied upon or referred to by such sources. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information. We are ultimately responsible for all disclosure included in this prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under "Where You Can Find Additional Information" and "Incorporation by Reference."

We express all amounts in this prospectus in United States dollars, except where otherwise indicated. References to "$" are to United States dollars and references to "CAD$" are to Canadian dollars.

We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

The financial statements included in or incorporated by reference into this prospectus have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. This may not be comparable to financial statements of United States ("U.S.") companies. Our consolidated financial statements are audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and our auditors are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the PCAOB.

Except as otherwise indicated, references in this prospectus to "LGO," the "Company," "we," "us" and "our" refer to Largo Inc. and its consolidated subsidiaries.

All references to "shares" or "common shares" in this prospectus refer to the common shares of Largo Inc., without par value.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our shares, you should read this entire prospectus carefully, including the sections of this prospectus entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements", the section entitled "Risk Factors" in our latest Annual Information Form included as Exhibit 99.1 to our Annual Report on Form 40-F for the year ended December 31, 2024, filed on March 28, 2025, incorporated by reference herein, our consolidated financial statements and the related notes incorporated by reference in this prospectus and all other information included or incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to the "Company", "Largo", "we", "us" and "our" refer to Largo Inc. and its subsidiaries.

Overview of the Company

General

Largo is a globally recognized supplier of high-quality vanadium and ilmenite products, sourced from its world-class Maracás Menchen Mine in Brazil. As one of the world's largest primary vanadium producers, Largo produces critical materials that empower global industries, including steel, aerospace, defense, chemical, and energy storage sectors. The Company is committed to operational excellence and sustainability, leveraging its vertical integration to ensure reliable supply and quality for its customers.

Largo is also strategically invested in the energy storage sector through its 50% ownership of Storion Energy, a joint venture with Stryten Energy LLC focused on scalable domestic electrolyte production and battery stack manufacturing for utility-scale vanadium flow battery long-duration energy storage solutions in the U.S.

The Maracás Menchen Project is the Company's sole material project for the purposes of National Instrument 43-101 Standards of Disclosure for Mineral Projects. The Maracás Menchen Project consists of the currently operating Maracás Menchen Mine (Campbell Pit) and includes a number of other deposits being explored throughout the project area. The Maracás Menchen Mine is our principal operating asset and has accounted for substantially all of our revenues since commencing operations in 2014. The Company is governed pursuant to the Business Corporations Act (Ontario) ("OBCA") and its common shares are listed on the TSX under the symbol "LGO" and on the Nasdaq Capital Market under the symbol "LGO".

The current Technical Report, effective as of January 30, 2024, describes the Maracás Menchen Mine (Campbell Pit) as a large-scale vanadium and titanium project with Proven Mineral Reserves of 48.67 million tonnes at an average grade of 0.64% V2O5 and 7.46% TiO2 and with Probable Mineral Reserves of 52.36 million tonnes with an average grade of 0.50% V2O5 and 7.52% TiO2. The Maracás Menchen Mine currently produces V2O5 equivalent and ilmenite products from the Campbell Pit and effective as of January 30, 2024 had an estimated mine life of 31 years. Based on the current mine plan and the successful development of the NAN, SJO, NAO, and GAN deposits, mining is planned to begin in 2032 at the conclusion of mining at the Campbell Pit. The Technical Report outlines a robust supply of vanadium, ilmenite and titanium through various proposed operational scenarios over the project life, including total LOM V2O5 equivalent production of 346.6 kt, ilmenite concentrate production of 7,766.6 kt and TiO2 pigment production opportunity of 2,499 kt.

Largo is currently one of the lowest cost primary producers of V2O5 in the world due to the characteristics of the Maracás Menchen Mine's ore body and our operating efficiency. Largo is solely responsible for the global sales, distribution and marketing of its vanadium products through its established team of sales professionals. See "General Development of the Business - Three Year History - Operations", and "Description of the Business - Marketing and Distribution" in the Company's latest Annual Information Form included as Exhibit 99.1 to the Company's Annual Report on Form 40-F for the year ended December 31, 2024, filed on March 28, 2025 (the "AIF").

The Company also has a portfolio of secondary projects consisting of (i) the Campo Alegre de Lourdes project, vanadiferous titano-magnetite property in Bahia, Brazil, (ii) the Northern Dancer Project, a tungsten and molybdenum property in Yukon, Canada and (iii) Currais Novos, a tungsten project in Rio Grande do Norte, Brazil. As of the date of this prospectus, none of these projects are operational and the Company does not consider any of these projects to be material properties.

Energy Storage Investment

The Company's investment in energy storage exists through its wholly-owned subsidiary, Largo Clean Energy Corp. ("LCE"), based in Wilmington, Massachusetts and its involvement in the Storion JV (as defined below). In August 2023, we announced that LCE was exploring and evaluating potential strategic alternatives in the power generation markets globally. On December 19, 2024, the Company announced the signing of definitive agreements between LCE and Stryten Critical E Storage, LLC, an affiliate of Stryten Energy LLC, to establish a joint venture in Storion Energy, which intends to become a leading manufacturer of domestically produced vanadium electrolyte and remove other barriers to entry in the flow battery manufacturing industry (the "Storion Transaction"). Following the closing of the Storion Transaction in January of 2025, LCE owns 50% of Storion Energy and participates in the LDES sector through its investment in Storion Energy LLC (the "Storion JV").

Vanadium flow batteries can be preferred for use over non-vanadium-based LDES applications in densely populated and risk sensitive areas as the electrolyte solution used in these systems is non-volatile, as it is neither flammable nor explosive as a result of its high-water content. Vanadium flow batteries also have a comparatively long- life cycle due to the non-degrading properties of vanadium. The applications of the vanadium flow battery include, but are not limited to:

  Renewable Integration: Enabling the shift of renewable generated electricity to align with consumer demand by storing and delivering clean energy to consumers or businesses when the renewables are otherwise not producing power.
  Utilities/Grid Optimization: Storing energy when electricity lines, substations, and other equipment have excess bandwidth and then discharge to handle power quality and ancillary services, which allows for delaying or avoiding upgrades of T&D assets.
  Microgrids: Providing microgrids and island energy systems with a reliable source of clean energy, potentially enabling a full transition away from conventional generation with fossil fuels. Vanadium flow batteries also provide a source of power for microgrids when access to neighboring grids is unavailable.
  Commercial and Industrial Energy Independence: Enabling a transition away from conventional fossil fuels utilizing long-duration renewable energy storage integration. Vanadium flow batteries can serve as excellent surrogates for balancing and reserves of PV and wind integration for commercial and industrial applications.
  EV Charging Integration: Reducing grid demands through ultra-fast 350kW charging. The inherent non-flammability of vanadium flow batteries allows for installation near occupied structures like vehicle service stations, office parks, or parking garages.

Marketing and Distribution

Vanadium Sales

The Company is responsible for the marketing and distribution of all vanadium production including VPURE® Flake and Powder, VPURE+® Flake and Powder. Global supply of vanadium is relatively concentrated and is not readily sold on global marketplaces. Benchmark prices are generally based on the Fastmarkets Metal Bulletin or the CRU Indices. However, due to the supply and demand characteristics of vanadium, pricing is often difficult to ascertain and is subject to wide fluctuations, see "Risk Factors - Risks Related to the Business and Operations - Our business is highly dependent upon the price of V2O5 and FeV and our ability to produce V2O5 and FeV at the required customer specifications" in the Company's AIF. Global demand for vanadium is not as robust as compared to other minerals and so the marketing of vanadium products and the identification of key consumers and markets is critical to the distribution and sale of vanadium.

During 2024, the price of V2O5 in Europe ranged from $6.53 to $5.37 per pound and, as at September 30, 2025, the average price posted by Fastmarkets Metal Bulletin was $5.54 per pound.

Ilmenite Sales

Ilmenite pricing is very dependent on its quality and recognition in the market. Publications such as FerroAlloysNet offer more than 15 prices for this commodity in China according to TiO2 content and origin. During its ramp-up phase, Largo production and commercial teams are working closely with end-users to maximize the value of its production. In January 2024, the Company delivered its first commercial sale of ilmenite. The transaction was based on FOB Brazil terms and shipped in containers. Going forward, the Company expects to optimize its logistics operations and costs with break-bulk shipments as well as local deliveries. In September 2025, the Company started the installation of additional flotation cell circuits to increase its capacity to 115,000mt from 42,000mt of ilmenite concentrate annually. The ilmenite circuit stopped production in September 2025 for the equipment installation and is currently expected to resume operations in November 2025, with a ramp up to the expanded production levels currently expected to occur by year end. Annual guidance of 25,000mt to 35,000mt of ilmenite production for 2025 is maintained.

Our commercial team, operating under Largo Ireland, Largo USA and LVMSA, have successfully built out the Company's global sales capacity for all vanadium products having sold 9,600 tonnes (inclusive of 416 tonnes of purchased material) of V2O5 equivalent in 2024. Mr. Francesco D'Allesio, Chief Commercial Officer of Largo, is tasked with leading and implementing the Company's global sales and trading strategy.

The vanadium sales cycle commences in the fourth quarter of the year coincident with the main industry conferences in Europe and the United States. The Company intends to commit the majority of its anticipated annual vanadium production to annual sales contracts with remaining vanadium production being committed to spot sales.

Vanadium Flow Batteries

Demand for LDES is fast-growing as governments and large organizations push for net zero goals. While there are currently approximately 800 MWh across almost 200 vanadium flow batteries installed globally, according to Vanitec, LDES has the potential to be scaled up to 85-140 TWh by 2040 if 10% of all electricity generated would need to be stored in long duration energy at some point. (McKinsey & Company, 2021). Vanadium flow batteries have emerged as a viable long duration (> 4 hour) renewable energy storage system and are considered a cost competitive alternative to lithium-ion technology with their safe and continuous energy storage over a 20+ year life cycle with zero degradation.

Principal markets of Storion Energy's offerings are expected to be North America and Europe in the near to medium term. LDES systems are being solicited by utility companies and developers in both regions as they seek to incorporate higher percentages of renewable energy assets onto the electricity transmission systems. Commercial and industrial customers seeking to improve resiliency, power quality, and flexibility have also begun to look to vanadium flow battery solutions that have long asset life and non-volatile energy components. Microgrids continue to seek LDES as they strive to achieve 100% renewable energy targets and cope with the intermittency inherent in the power production asset class.

Intercorporate Relationships

With the exception of Storion Energy, the following chart shows our principal subsidiaries, their jurisdiction of incorporation and the percentage of voting securities we beneficially own or over which we have control or direction. We have assessed that we do not have control of Storion and accordingly it is considered to be an associate.

Notes:

(1) Under Brazilian law, a corporation must have at least two shareholders or quotaholders, as applicable. Shareholders or quotaholders, as applicable, can be individuals or legal entities.

(2) The remaining shares of Largo Vanádio de Maracás S.A. are owned by Companhia Baiana de Pesquisa Mineral, an entity controlled by the Brazilian State of Bahia. See also "Description of the Business - Material Project - Maracás Menchen Mine - Project Description, Location and Access" in the Company's AIF.

(3) Holds a 100% interest in the tungsten-molybdenum Northern Dancer Project in the Yukon, Canada.

(4) Holds a 100% interest in the tungsten tailings Currais Novos Project in Brazil.

(5) Holds explorations rights and an option to lease the iron-vanadium Campo Alegre Project in Brazil pursuant to an agreement with CPBM.

(6) Holds a 100% interest in our Maracás Menchen Mine.

(7) These entities facilitate the Company's sales and distribution capabilities. See also "Description of the Business - Marketing and Distribution" in the Company's AIF.

(8) On September 15, 2022, LPV completed a qualifying transaction (as defined in the TSXV Company Manual) with CCC. See "Three-Year History - Operations" in the Company's AIF for further details.

(9) Incorporated to hold the Company's titanium-related assets in Brazil.

(10) Established pursuant to a joint venture with Stryten Critical E-Storage, LLC, who owns the other 50% of Storion Energy, LLC.

Our annual and other filings with securities commissions or similar authorities in Canada and the United States are available under our profile on SEDAR+ at www.sedarplus.ca and our profile on EDGAR at www.sec.gov.

Recent Developments

On February 18, 2025, the Company appointed Gordon Babcock and Luis Alberto Rendon to Co-Chief Operating Officers of the Company, following the departure of Celio Pereira.

In June 2025, Storion Energy, signed a strategic supply agreement with TerraFlow Energy Operating LLC ("TerraFlow") to advance the adoption of vanadium flow batteries in the United States.

In Q2 2025, the Company signed a non-recourse factoring facility agreement for advances up to a limit of $10.0 million, with potential expansion to $30.0 million subject to customer and credit approvals. Under the terms of the agreement, the Company sells eligible accounts receivable to a third-party financial institution for advances equal to 85%, to a total limit of $10.0 million. The remaining 15% is received based on customer payment terms.

On June 9, 2025, the Company received a default notice from a counterparty for failure to deliver 900 tonnes of V₂O₅ at the scheduled time. The same counterparty has also alleged that some of the V₂O₅ delivered previously has failed to meet the agreed upon specifications. The Company is currently reviewing the notice and assessing its available options. The Company advanced negotiations with the counterparty to resolve the issues and an amended agreement was signed in October 2025, pursuant to which the Company agreed to deliver the remaining 900 tonnes of V₂O₅ by January 2026 and the counterparty has an option to purchase between 0 - 500 tonnes of V₂O₅ from June 2028 to October 2028.

In July 2025, Storion Energy secured a vanadium electrolyte lease for TerraFlow's 48 MWh Bellville flow battery project in Texas, which, when completed, will be one of the largest flow battery installations in the state. The lease is expected to commence in early 2027, when the electrolyte is deployed.

On July 30, 2025, Executive Order 14323 was issued by President Donald Trump, increasing tariffs on imports from Brazil from 10% to 50%, effective August 6, 2025. As a result, the Company is evaluating the potential commercial impact on its vanadium product sales to U.S. customers, including high-purity and ferrovanadium products. Commercial adjustments, including a reassessment of the Company's U.S. customer strategy, may be necessary if the current tariff regime remains in place.

In July 2025, the Company increased the existing factoring facility limit from $10.0 million to $14.4 million.

In August 2025, the Company secured a loan facility for a principal amount of $6.0 million (the "Facility"). The Facility is secured against the Company's equity interest in LPV, in which the Company holds a 65.7% majority stake. The Facility has a term of six months, bears interest at an annualized rate of 15%, and includes a 1% arrangement fee.

In October, 2025, the Company and its principal operating subsidiary, Largo Vanádio de Maracás S.A. ("LVMSA"), executed a binding term sheet with five Brazilian lenders (the "LVMSA Lenders") representing $84.2 million of debt to defer principal repayments to March 18, 2026 with an automatic rollover to September 18, 2026 (the "Proposed Rollover Agreement"), subject to the Company securing capital of at least CAD$30 million by November 17, 2025. Additionally, LVMSA agreed to provide a negative pledge over its mining rights and equipment, pay all accrued interest with future interest payments made on a quarterly basis, repay $2 million of principal with proceeds, submit LVMSA's quarterly unaudited balance sheets to the LVMSA Lenders, renegotiate its debts with suppliers, and use 80% of the capital secured greater than C$30 million for principal repayment to the LVMSA Lenders.

On October 22, 2025, we announced the closing of our registered direct offering of 14,262,309 common shares at a purchase price of $1.22 per common share for aggregate gross proceeds of US$17.4 million (the "Registered Direct Offering").

On October 22, 2025, in a concurrent Private Placement, we also sold: (i) 14,262,309 Warrants to purchase up to 14,262,309 Warrant Shares, which have an exercise price of $1.22 per share, and became exercisable immediately upon issuance with a term of five years from the date of issuance; and (ii) to Arias Resource Capital Fund III L.P. ("ARC Fund III"), an affiliate of the Company's largest shareholder, 4,918,033 common shares (the "Backstop Shares") and warrants (the "Backstop Warrants") to purchase up to 4,918,033 common shares (the "Backstop Warrant Shares")(collectively, the "ARC Backstop Commitment").

If there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the Warrant Shares within 90 days after the initial exercise date, then the Warrants may also be exercised on a cashless basis. The Backstop Warrants have substantially the same terms as the Warrants described above, with certain exceptions (including, for example, the Backstop Warrants do not have a cashless exercise feature).

A portion of the ARC Backstop Commitment was advanced by way of a US$5 million secured convertible bridge loan (the "ARC Bridge Loan"), which reduced the ARC Backstop Commitment by $5 million. Upon the approval of a Financial Hardship Exemption application by the TSX, the ARC Bridge Loan automatically converted on the closing of the concurrent Private Placement into units consisting of Backstop Shares and Backstop Warrants on the same terms as the concurrent Private Placement described above. The Backstop Shares, the Warrants and the Backstop Warrants, as well as the Warrant Shares and Backstop Warrant Shares issuable upon the exercise of the Warrants and Backstop Warrants, as applicable, were offered pursuant to the exemptions provided in Section 4(a)(2) of the U.S. Securities Act, and Rule 506(b) of Regulation D promulgated thereunder.

H.C. Wainwright & Co., LLC, a registered broker-dealer ("H.C. Wainwright"), served as our exclusive placement agent (the "Placement Agent") in connection with the Registered Direct Offering and concurrent Private Placement that closed on October 22, 2025. We issued compensation Warrants to the Placement Agent (the "Placement Agent Warrants") to purchase up to 998,362 Warrant Shares (the "Placement Agent Warrant Shares"), which have an exercise price equal to 125% of the offering price per common share and have a term of five years. This registration statement registers the resale of up to 998,362 Placement Agent Warrant Shares.

Corporate Information

We are a company continued under the Business Corporations Act (Ontario). The Company was originally incorporated under the name Kaitone Holdings Ltd. in the Province of British Columbia on April 18, 1988. On September 3, 1991, the Company changed its name to Consolidated Kaitone Holdings Ltd. On May 8, 2003, the Company changed its name to Largo Resources Ltd. On June 10, 2004, the Company continued to the Province of Ontario and filed articles of amendment to amend its authorized share capital to an unlimited number of common shares. On October 17, 2014, the Company completed a consolidation of its common shares on the basis of one (1) post-consolidation common share for each ten (10) pre-consolidation common shares. On March 4, 2021, the Company completed a consolidation of its common shares on the basis of one (1) post-consolidation common share for each ten (10) pre-consolidation common shares. On November 8, 2021, the Company changed its name from Largo Resources Ltd. to Largo Inc.

The head office and registered office of the Company is located at First Canadian Place, 100 King Street West, Suite 1600, Toronto, Ontario, Canada M5X 1G5 and our telephone number is (416) 861-9797.

Emerging Growth Company

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act (the "JOBS Act"). As an emerging growth company, we are eligible, and have elected, to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation.

We could remain an emerging growth company until the last day of our fiscal year following the fifth anniversary of the consummation of our initial public offering. However, if our annual gross revenue is $1.235 billion or more, or our non-convertible debt issued within a three year period exceeds $1 billion, or the market value of our common shares that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the last day of that fiscal year.

Foreign Private Issuer

We report under the United States Securities Exchange Act of 1934, as amended ("U.S. Exchange Act"), as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the U.S. Exchange Act, we will be exempt from certain provisions of the U.S. Exchange Act that are applicable to U.S. domestic public companies, including:

  the sections of the U.S. Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the U.S. Exchange Act;
  the sections of the U.S. Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and
  the rules under the U.S. Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events, although we report our results of operations on a quarterly basis under the Canadian securities laws.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents, and any one of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

In this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

Risk Factors

Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the sections entitled "Risk Factors" in this prospectus and "Risk Factors" in the Company's latest Annual Information Form included as Exhibit 99.1 to the Company's Annual Report on Form 40-F for the year ended December 31, 2024, filed on March 28, 2025, incorporated by reference herein.

The Offering

Issuer:	Largo Inc.

Securities offered by the Selling Shareholders:	Up to 15,260,671 common shares, no par value per share (each a "Warrant Share") issuable to the Selling Shareholders upon exercise of the Warrants.

Common shares outstanding prior to this offering:	83,313,022 common shares (as of November 11, 2025)

Common shares outstanding after this offering:	98,573,693 common shares (including 15,260,671 Warrant Shares issuable upon exercise of the Warrants by the Selling Shareholders).

Terms of the offering:	The Selling Shareholders will determine when and how it will dispose of the Warrant Shares registered under this prospectus for resale.

Use of proceeds:	The Selling Shareholders will receive the proceeds from the sale of Warrant Shares offered hereby. We will not receive any proceeds from the sale of Warrant Shares by the Selling Shareholders. We will receive proceeds from the cash exercise of the Warrants by the Selling Shareholders, if any.

Nasdaq and TSX trading symbol:	"LGO"

Risk Factors:	Please refer to "Risk Factors" in this prospectus and "Risk Factors" in the Company's latest Annual Information Form included as Exhibit 99.1 to the Company's Annual Report on Form 40-F for the year ended December 31, 2024, filed on March 28, 2025, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our common shares.

The number of common shares that will be outstanding immediately after this offering is based on 83,313,022 common shares outstanding as of November 11, 2025 and assumes the full exercise of the warrants described above for an aggregate of 15,260,671 Warrant Shares. There is no guarantee that the Warrants will be exercised for Warrant Shares. The number of common shares that will be outstanding immediately after this offering does not include:

  3,548,165 common shares issuable upon the vesting of outstanding restricted share units under our Amended and Restated Share Compensation Plan and the exercise of outstanding options under our Stock Option Plan; and
  4,783,137 common shares reserved under our Amended and Restated Share Compensation Plan and our Stock Option Plan that have not been allocated pursuant to an outstanding award.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below and in "Risk Factors" in the Company's latest Annual Information Form included as Exhibit 99.1 to the Company's Annual Report on Form 40-F for the year ended December 31, 2024, filed on March 28, 2025, incorporated by reference herein, and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase our securities. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occur, our business, financial condition and results of operations would suffer. In that event, the price of our common shares could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements."

There is uncertainty about our ability to continue as a "going concern."

There is substantial doubt about our ability to continue as a going concern. We have included disclosure in our annual audited financial statements describing material uncertainties related to our ability to continue as a going concern and the report of our independent registered public accounting firm incorporated by reference in this prospectus contains an explanatory paragraph on our consolidated financial statements stating there is substantial doubt about our ability to continue as a going concern, meaning that we may not be able to continue in operation for the foreseeable future or be able to realize assets and discharge liabilities in the ordinary course of operations. Such material uncertainties could materially limit our ability to raise additional funds through the issuance of new equity securities or otherwise.

We incurred a net loss of $50,565,000 for the year ended December 31, 2024 (year ended December 31, 2023 - $32,358,000) and had a working capital deficit (current assets less current liabilities) of $20,972,000 (December 31, 2023 - surplus of $94,668,000). We incurred a net loss of $51,573,000 for the nine months ended September 30, 2025 (nine months ended September 30, 2024 - $37,575,000) and had a working capital deficit (current assets less current liabilities) of $78,905,000 (December 31, 2024 - deficit of $20,972,000), which includes $96,005,000 in debt maturing within the next twelve months. Subsequent to September 30, 2025, we received an executed binding term sheet with five Brazilian lenders (the "Banks") representing $84,235,000 of debt (refer to note 10 of the Company's Unaudited Condensed Interim Consolidated Financial Statements for the Three and Nine Months Ended September 30, 2025 and 2024 (the "Q3 2025 Financial Statements")) to defer principal repayments to September 18, 2026. Subsequent to September 30, 2025, we secured capital of $23,400,000 (refer to note 21 of the Q3 2025 Financial Statements).

We have experienced declining operating results and cash flows over the past 21 months, primarily due tolower vanadium prices and operational challenges. Since December 31, 2023, vanadium prices have decreased by over 17%, which has had a significant impact on our cash flows. We have implemented changes to address underlying operating issues and announced an operational turnaround plan and additional cost optimization incentives at the Maracás Menchen Mine that we believe are required in order to generate positive cash flows from operating activities. In the three months ended September 30, 2025, we had positive cash provided by operating activities before working capital items of $11,919,000 (nine months ended September 30, 2025 - $2,803,000), an improvement from the cash used by operating activities before working capital items in the three months ended September 30, 2024 of $1,994,000 (nine months ended September 30, 2024 - $2,450,000). There can be no assurance that we will have sufficient liquidity to fund operating activities and repay debt in the short term until additional financing is received and the price received for our vanadium increases. There can be no assurance that vanadium prices will increase or the other initiatives will be successful.

If we are unable to improve our liquidity position, by, among other things, raising capital through public or private offerings or reducing our expenses, we may exhaust our cash resources and will be unable to continue our operations. If we cannot continue as a viable entity, our shareholders would likely lose most or all of their investment in us. There is no assurance that sufficient financing will be available when needed to allow us to continue as a going concern. The perception that we may not be able to continue as a going concern may also make it more difficult to raise additional funds or operate our business due to concerns about our ability to meet our contractual obligations. Any inability to raise additional funds, when needed, could materially adversely affect our business, financial condition and results of operations.

An investment in our securities is speculative and you may lose your entire investment.

An investment in our securities is speculative and may result in the loss of an investor's entire investment. Only potential investors who are experienced in high-risk investments and who can afford to lose their entire investment should consider an investment in the Company.

Future issuances of securities may result in substantial dilution to the purchasers of the Warrant Shares under this offering.

We may issue or sell additional common shares or other securities that are convertible or exchangeable into common shares in subsequent offerings or may issue additional common shares or other securities to finance future acquisitions. We cannot predict the size or nature of future sales or issuances of securities or the effect, if any, that such future sales and issuances will have on the market price of the common shares. Sales or issuances of substantial numbers of common shares or other securities that are convertible or exchangeable into common shares, or the perception that such sales or issuances could occur, may adversely affect prevailing market prices of the common shares. With any additional sale or issuance of common shares or other securities that are convertible or exchangeable into common shares, purchasers of the Warrant Shares in this offering may suffer dilution to their voting power and economic interest in the Company. Furthermore, to the extent holders of our stock options, warrants or other convertible securities convert or exercise their securities and sell the common shares they receive, the trading price of the common shares on the TSX and on Nasdaq may decrease due to the additional amount of common shares available in the market.

There can be no assurance as to the liquidity of the trading market for certain securities or that a trading market for certain securities will develop.

No assurance can be given that an active or liquid trading market for our common shares will be sustained. If an active or liquid market for our common shares fails to be sustained, the prices at which such common shares trade may be adversely affected. Whether or not our common shares will trade at lower prices depends on many factors, including the liquidity of our common shares, prevailing interest rates, the markets for similar securities, general economic conditions and our financial condition, historic financial performance and future prospects.

The trading price for the Company's securities is volatile.

The trading price of the Company's common shares has been and may continue to be subject to large fluctuations which may result in losses to investors. The trading price of the Company's common shares may increase or decrease in response to a number of events and factors, including:

• changes in the market price of V2O5 or other by-product metals the Company sells;

• events affecting economic circumstances in Canada, Brazil and the United States and elsewhere;

• international trade policies and the implementation of wide-ranging, reciprocal and retaliatory tariffs, surtaxes and other similar import or export duties, or trade restrictions;

• trends in the mining and energy storage industries and the markets in which the Company operates;

• changes in financial estimates and recommendations by securities analysts;

• acquisitions, investments, divestitures and financings;

• quarterly variations in operating results;

• compliance with new and existing regulations, including with respect to water and tailings management and greenhouse gas emissions;

• the actions of other companies in the mining industry;

• the sale of a large number of the Company's common shares; and

• the operating and share price performance of other companies that investors may deem comparable.

Wide price swings are currently common in the markets on which the Company's securities trade. This volatility may adversely affect the prices of our common shares regardless of the Company's operating performance.

In addition, the market price of the Company's common shares that become listed and posted for trading on the TSX, Nasdaq or any other stock exchange may be affected by many variables not directly related to the Company's results and not within the Company's control, including developments that affect the market for all resource sector shares, the breadth of the public market for the Company's common shares that become listed and posted for trading on the TSX, Nasdaq, or any other stock exchange, and the attractiveness of alternative investments. In addition, securities markets have recently experienced an extreme level of price and volume volatility, and the market price of securities of many companies has experienced wide fluctuations which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. As a result of these and other factors, the Company's share price may be volatile in the future and may decline below the price paid for securities offered hereunder. Accordingly, investors may not be able to sell their securities at or above the price paid for securities offered hereunder.

Our management will have broad discretion over the use of proceeds we receive from any exercise of the Warrants (assuming that the Selling Shareholders do not exercise the warrants on a cashless basis, if and when exercised), and may use them in ways with which you do not agree and in ways that may not enhance our operating results or the market price of our common shares.

Our management will have broad discretion over the use of proceeds that we receive from any exercise of the Warrants (assuming that the Selling Shareholders do not exercise the warrants on a cashless basis, if and when exercised) by the Selling Shareholders identified in this prospectus. We may spend or invest those proceeds in ways with which our shareholders disagree or that do not yield a favorable return, if at all. We intend to use the net proceeds from any exercise of the Warrants for cash as described in "Use of Proceeds." However, our use of any such proceeds may differ substantially from our current plans. Failure by our management to apply these funds effectively could harm our business, results of operations, cash flows, financial condition and/or prospects. Pending use, we may invest the net proceeds from the offering in a manner that does not produce income or that loses value.

A return on the Warrant Shares is not guaranteed.

There is no guarantee that the Warrant Shares will earn any positive return in the short term or long term. Investing in the Warrant Shares is speculative and involves a high degree of risk and should be undertaken only by holders whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. Investing in the Warrant Shares is appropriate only for holders who have the capacity to absorb a loss of some or all of their holdings.

Changing political and geopolitical conditions, including changing international trade policies and the implementation of wide-ranging, reciprocal and retaliatory tariffs, surtaxes and other similar import or export duties, or trade restrictions, could adversely impact our business, prospects, operations and financial performance.

Changes in political and geopolitical conditions may be difficult to predict and may adversely affect our business, prospects, operations and financial performance. For example, changes in political and geopolitical conditions may lead to changes in governmental policies, laws and regulations, including with respect to sanctions, taxes, tariffs, surtaxes and other similar import or export duties, import and export controls or restrictions, tariff rate quotas, and the general movement of goods, materials, services and capital, or may lead to uncertainty as to the potential for such changes. In particular, on July 30, 2025, Executive Order 14323 was issued by United States President Donald Trump, increasing tariffs on imports from Brazil from 10% to 50%, effective August 6, 2025. As a result, the Company is evaluating the potential commercial impact on its vanadium product sales to U.S. customers, including high-purity and ferrovanadium products. Commercial adjustments, including a reassessment of the Company's U.S. customer strategy, may be necessary if the current tariff regime remains in place. There can be no assurance that any such efforts will be effective in mitigating the impacts of the tariffs on our business, prospects, operations and financial condition, which may be significantly impacted should the current tariff remain in place indefinitely.

The shifts in trade policies in the U.S. and other countries are rapidly evolving and difficult to predict. The ultimate impact of any announced or future tariffs, surtaxes, or other similar import or export duties, and trade restrictions will depend on various factors, including what is ultimately implemented, the timing of implementation and the amount, scope and nature of such measures and potential exclusions from the application of those measures. The potential implications of such uncertainty, which include trade barriers, exchange rate fluctuations, rising costs for miners and other hardware and equipment and broader market contractions, could adversely affect our business, prospects, operations and financial performance.

If we are characterized as a passive foreign investment company, U.S. holders may be subject to adverse U.S. federal income tax consequences.

U.S. investors should be aware that they could be subject to certain adverse U.S. federal income tax consequences in the event that the Company is classified as a "passive foreign investment company" ("PFIC") for U.S. federal income tax purposes. The determination of whether the Company is a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and the determination will depend on the composition of the Company's income, expenses and assets from time to time and the nature of the activities performed by the Company's officers and employees. Based on the composition of the Company's income and the value of its assets as reported for financial statement purposes, the Company does not believe that it is classified as a PFIC for its taxable year ending December 31, 2024. However, the company has not engaged such an analysis applying U.S. federal income tax rules, which may vary from financial accounting rules. Although the Company does not expect to be a PFIC for the current year, the determination as to whether the Company is a PFIC for any given year depends on the composition of the Company's income, expenses and assets for the entire years and, therefore, the Company cannot definitively ascertain whether it will be classified as a PFIC for the current taxable year. Prospective investors should carefully read the discussion under the heading "Certain U.S. Federal Income Tax Considerations for U.S. Holders" for more information and consult their own tax advisors regarding the likelihood and consequences of the Company being treated as a PFIC for U.S. federal income tax purposes, including the advisability of making certain elections that may mitigate certain possible adverse U.S. federal income tax consequences that may result in an inclusion in gross income without receipt of such income.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act and Section 21E of the U.S. Exchange Act. All statements other than statements of historical fact contained in this prospectus, including statements as to future results of operations and financial position, revenue and other metrics, products, business strategy and plans, objectives of management for future operations of the Company, market size and growth, competitive position and technological and market trends, are forward-looking statements. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intends," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "will," "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. All forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:

  the Company's sales operations and anticipated sales of vanadium products, ilmenite and TiO2;
  the timing and amount of estimated future production and sales;
  costs of future activities and operations;
  the extent of capital and operating expenditures;
  eventual production from the Ilmenite Plant and/or the titanium project;
  the Company's ability to sell ilmenite, titanium dioxide pigment, V2O5 or other vanadium commodities on a profitable basis;
  the Company's ability to produce V2O5, FeV and V2O3 according to customer specifications;
  expectations regarding the continuity of mineral deposits;
  future prices of V2O5, V2O3, TiO2, FeV, and ilmenite;
  future production at the Company's Maracás Menchen Mine;
  the extent and impact of global freight delays and higher inventory transit time;
  the realization of the anticipated benefits of previously announced transactions or other expectations after the completion of previously announced transactions;
  the competitiveness of the Company's investment in vanadium flow battery technology in the long duration energy storage systems market;
  the Company's ability to maintain, protect and develop its intellectual property and technology;
  the adoption of vanadium flow battery technology generally in the market;
  the cost of producing and implementing the vanadium flow battery technology;
  the impact of the ongoing conflict between Russia and Ukraine, including the potential for broader economic disruption;
  the results in the Company's Technical Report including resource estimates;
  expectations regarding any environmental issues that may affect planned or future exploration and development programs and the potential impact of complying with existing and proposed environmental laws and regulations;
  receipt and timing of third party approvals;
  government regulation of mineral exploration and development operations in Brazil;
  expectations regarding any social or local community issues in Brazil that may affect planned or future exploration and development programs;
  statements in respect of V2O5, V2O3, TiO2, ilmenite, and LDES systems demand and supply; and
  the anticipated use of proceeds, if any, received from the exercise of Warrants on a cash basis.

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. Nothing in this prospectus should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on these forward-looking statements. The Company does not give any assurance that it will achieve its expected results and does not undertake any duty to update these forward-looking statements, except as required by law.

EXCHANGE RATE DATA

We express all amounts in this prospectus in United States dollars, except where otherwise indicated. References to "$" are to United States dollars and references to "CAD$" are to Canadian dollars. The following table sets forth, for the periods indicated, average rate of exchange for one U.S. dollar, expressed in Canadian dollars, for the years ended December 31, 2024 and 2023, as supplied by the Bank of Canada:

Year Ended	Average
December 31, 2024	1.3698
December 29, 2023	1.3497

On November 10, 2025, the Bank of Canada average daily rate of exchange was $1.00 = CAD$1.4020.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Warrant Shares in this offering. The Selling Shareholders will receive all the proceeds from this offering. We will, however, receive the net proceeds of any Warrants exercised for cash. Proceeds, if any, received from the exercise of such Warrants will be used for working capital for general corporate purposes. No assurances can be given that any of such Warrants will be exercised. The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholders in disposing of the Warrant Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Warrant Shares covered by this prospectus, including all registration and filing fees, and fees and expenses for our counsel and our independent registered public accountants.

DETERMINATION OF THE OFFERING PRICE

The offering price of the Warrant Shares underlying the Warrants is determined by reference to their exercise price of $1.22 per Warrant Share (except for the Placement Agent Warrant Shares underlying the Placement Agent Warrants, which have an exercise price of $1.53 per common share). We would expect to receive approximately $18,927,511 in gross proceeds assuming the cash exercise of all the Warrants at the applicable exercise price. However, the Warrants may be exercised on a cashless basis. If all the Warrants are so exercised, we would not receive any gross proceeds from the cashless exercise of the Warrants. Also, we will not receive any of the proceeds from the disposition and/or resale of any Warrant Shares by the Selling Shareholders or their transferees, including the disposition and/or resale of any Warrant Shares obtained upon exercise of the Warrants.

We cannot currently determine the price or prices at which Warrant Shares may be sold by the Selling Shareholders under this prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2025 as follows:

  on an actual basis;
  on a proforma basis, to give effect to: (i) the issuance of 14,262,309 common shares at the closing of the Registered Direct Offering on October 22, 2025; and (ii) the proceeds of the ARC Bridge Loan, and issuance of 4,918,033 Backstop Shares (including common shares issued upon conversion of the ARC Bridge Loan), at the closing of the concurrent Private Placement on October 22, 2025;
  on an as adjusted basis to give effect to our issuance of 14,262,309 Warrant Shares offered hereby upon exercise of the Warrants at an exercise price per common share of $1.22 and 998,362 Placement Agent Warrant Shares offered hereby upon exercise of the Placement Agent Warrants at an exercise price per common share of $1.53.

The table assumes no exercise of the Backstop Warrants to purchase up to 4,918,033 Backstop Warrant Shares issued in the concurrent Private Placement that closed on October 22, 2025.

Canadian Dollar amounts have been translated into U.S. Dollars based on the September 29, 2025 daily rate of exchange, which was $1.00 = CAD$1.3921 or CAD$1.00 = $0.7183 as reported by the Bank of Canada and have been provided solely for the convenience of the reader.

You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes incorporated by reference into this prospectus supplement:

	As of September 30, 2025
		Pro forma as
	Actual	adjusted

	(In thousands of U.S. dollars, except share data)
Cash	$7,847	$47,259
Equity
Issued capital	$413,193	$449,033
Common shares, unlimited authorized shares, without par value; 64,132,680 shares issued and outstanding, actual; 88,313,022 shares issued and outstanding, pro forma as adjusted
Equity reserves	$11,469	$15,041
Accumulated other comprehensive (loss) income	$(117,756)	$(117,756)
Deficit	$(176,685)	$(176,685)
Equity attributable to owners of the Company	$130,221	$169,633
Non-controlling interest	$6,066	$6,066
Total Equity	$136,287	$175,699

The number of common shares to be outstanding after this offering is based on an aggregate of 64,132,680 common shares outstanding as of September 30, 2025, plus: (i) 14,262,309 common shares issued in the Registered Direct Offering that closed on October 22, 2025, and (ii) 4,918,033 Backstop Shares issued in the concurrent Private Placement that closed on October 22, 2025.

The table above excludes, as of that date:

  1,912,651 common shares issuable upon the vesting of restricted share units;
  328,000 common shares issuable upon exercise of warrants at a weighted average exercise price of CAD$13.00 per share; and
  1,666,171 common shares issuable upon exercise of options at a weighted average exercise price of CAD$4.28 per share.

For additional information regarding our share capital, see "Description of Share Capital."

DILUTION

We are registering for resale up to 15,260,671 common shares issuable upon exercise of the Warrants. Sales of substantial amounts of our common shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our common shares. We cannot predict if and when the Selling Shareholders may sell the Warrant Shares in the public markets, if at all. Furthermore, in the future, we may issue additional common shares or other equity or debt securities convertible into common shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

EXPENSES OF ISSUANCE

The following is a statement of the expenses, other than any fees and expenses reimbursed by us to be incurred in connection with the offering under this prospectus supplement. The amounts set forth below are in United States Dollars. All of the amounts below are estimated, other than SEC registration fee.

SEC Registration Fee	$2,276.10
Printing Expenses	$500
Legal fees and expenses	$93,000
Accountants' fees and expenses	$21,400
Total	$117,176.10

LISTING

Our common shares are listed on Nasdaq and the TSX under the symbol "LGO".

TRANSFER AGENT, REGISTRAR AND AUDITOR

The transfer agent and registrar for our common shares is TSX Trust Company at its principal office in Toronto, Canada.

KPMG LLP, Chartered Professional Accountants and Licensed Public Accountants, located in Toronto, Ontario is our independent registered public accounting firm and has been appointed as our independent auditor.

DESCRIPTION OF SHARE CAPITAL

The following is a summary of the material rights of our share capital as contained in our articles and bylaws and any amendments thereto. This summary is not a complete description of the share rights associated with our capital stock. For more detailed information, please see our articles and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Share Capital

The authorized capital of the Company consists of an unlimited number of common shares. Our common shares have no par value. As of November 11, 2025, there were 83,313,022 common shares issued and outstanding.

Common Shares

Holders of common shares are entitled to receive notice of and to attend any meetings of shareholders and shall have one vote per share at all meetings, except meetings at which only holders of another class or series of shares are entitled to vote separately as such class or series. Holders of common shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the Board and, upon liquidation, dissolution or winding up of the Company, are entitled to receive on a pro rata basis the net assets of the Company after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of common shares. The common shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

Dividends

The constating documents of the Company do not limit its ability to pay dividends on its common shares. However, the Company has not paid any dividends since incorporation. In addition, the payment of dividends in the future, if any, will be made at the discretion of the Board.

Transfer Agent

The transfer agent and registrar for our common shares is TSX Trust Company at its principal office located in Toronto, Ontario.

EXCHANGE CONTROLS

There are no governmental laws, decrees, regulations or other legislation, including foreign exchange controls, in Canada which may affect the export or import of capital or that may affect the remittance of dividends, interest or other payments to non-resident holders of the Company's securities. Any remittances of dividends to United States residents, however, are subject to a withholding tax pursuant to the Income Tax Act (Canada) and the Canada-U.S. Income Tax Convention (1980), each as amended. (See "Certain Canadian Federal Income Tax Considerations - Non-Residents of Canada" below.) Remittances of interest to U.S. residents that deal with the Company at arm's length are generally not subject to withholding taxes except in limited circumstances, including those involving participating interest payments. Certain other types of remittances, such as royalties paid to U.S. residents, may be subject to a withholding tax depending on all of the circumstances.

TAXATION

Material Canadian Federal Income Tax Considerations

The following is, as of the date of this prospectus, a general summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”), generally applicable to an investor who acquires our common shares (“Shares”) pursuant to this offering and who, for the purposes of the Canadian Tax Act and at all relevant times, deals at arm’s length with the Company, is not affiliated with the Company and who acquires and holds the Shares as capital property, (a “Holder”). Generally, the Shares will be considered to be capital property to a Holder thereof provided that the Holder does not use the Shares in the course of carrying on a business of trading or dealing in securities and such Holder has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary does not apply to a Holder (i) that is a "financial institution" for the purposes of the mark-to-market rules contained in the Canadian Tax Act; (ii) that is a "specified financial institution" as defined in the Canadian Tax Act; (iii) if an interest in such a Holder is a "tax shelter" or a "tax shelter investment," each as defined in the Canadian Tax Act; (iv) a holder that reports its "Canadian tax results," as defined in the Canadian Tax Act, in a currency other than Canadian currency; or (v) that has or will enter into a "derivative forward agreement" or a "synthetic disposition arrangement", as those terms are defined in the Canadian Tax Act, with respect to the Shares. In addition, this summary does not address the deductibility of interest by a holder who has borrowed money to acquire Shares. Such Holders should consult their own tax advisors with respect to the consequences of acquiring Shares.

Additional considerations, not discussed herein, may be applicable to a Holder that (i) is a corporation resident in Canada and (ii) is (or does not deal at arm's length for the purposes of the Canadian Tax Act with a corporation resident in Canada that is), or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of Shares, controlled by a non-resident person (or a group of non-resident persons that do not deal at arm's length with each other for purpose of the Tax Act) for purposes of the "foreign affiliate dumping" rules in section 212.3 of the Canadian Tax Act. Such Holders should consult their own tax advisors with respect to the consequences of acquiring Shares.

This summary is based upon the current provisions of the Canadian Tax Act and the regulations thereunder (the "Regulations"), in force as of the date hereof and the Company's understanding of the current published administrative and assessing practices of the Canada Revenue Agency (the "CRA"). This summary takes into account all specific proposals to amend the Canadian Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals"), and assumes that the Tax Proposals will be enacted in the form proposed, although no assurance can be given that the Tax Proposals will be enacted in their current form or at all. This summary does not otherwise take into account any changes in law or in the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial decision or action, nor does it take into account or consider any provincial, territorial or foreign income tax considerations, which considerations may differ significantly from the Canadian federal income tax considerations discussed in this summary.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder and no representations with respect to the income tax consequences to any holder or prospective holder are made. Consequently, holders and prospective holders of Shares should consult their own tax advisors for advice with respect to the tax consequences to them of acquiring Shares pursuant to this offering, having regard to their particular circumstances.

All amounts in a currency other than the Canadian dollar relevant in computing a Holder's liability under the Canadian Tax Act with respect to the acquisition, holding or disposition of Shares must generally be converted into Canadian dollars using the single daily exchange rate quoted by the Bank of Canada for the day on which the amount arose or such other rate of exchange that is acceptable to the CRA.

Residents of Canada

The following section of this summary applies to a Holder who, for the purposes of the Canadian Tax Act, is or is deemed to be resident in Canada at all relevant times (a "Canadian Resident Holder"). Certain Canadian Resident Holders whose Shares might not constitute capital property may in certain circumstances make an irrevocable election in accordance with subsection 39(4) of the Canadian Tax Act to deem the Shares, and every other "Canadian security" as defined in the Canadian Tax Act, held by such Canadian Resident Holder, in the taxation year of the election and each subsequent taxation year to be capital property. Canadian Resident Holders should consult their own tax advisors regarding this election.

Dividends

Dividends received or deemed to be received on the Shares will be included in computing a Canadian Resident Holder's income. In the case of an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules normally applicable in respect of "taxable dividends" received from "taxable Canadian corporations"(each as defined in the Canadian Tax Act). An enhanced dividend tax credit will be available to individuals in respect of "eligible dividends" designated by the Company to the Canadian Resident Holder in accordance with the provisions of the Canadian Tax Act. There may be limitations on the ability of the Company to designate dividends as eligible dividends.

Dividends received or deemed to be received by a corporation that is a Canadian Resident Holder on the Shares must be included in computing its income but generally will be deductible in computing its taxable income. In certain circumstances, subsection 55(2) of the Canadian Tax Act will treat a taxable dividend received by a Canadian Resident Holder that is a corporation as proceeds of disposition or a capital gain. A Canadian Resident Holder that is a corporation should consult its own tax advisors having regard to its own circumstances. A Canadian Resident Holder that is a "private corporation" as defined in the Canadian Tax Act and certain other corporations controlled, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) generally will be liable to pay an additional tax on dividends received or deemed to be received on the Shares to the extent such dividends are deductible in computing taxable income. Such additional tax may be refundable in certain circumstances.

Dispositions of Shares

Upon a disposition (or a deemed disposition) of a Share, a Canadian Resident Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of such Share, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base of such Share, to the Canadian Resident Holder. The tax treatment of capital gains and capital losses is discussed in greater detail below under the subheading "Capital Gains and Capital Losses."

The adjusted cost base to a Canadian Resident Holder of a Share acquired pursuant to this offering will be averaged with the adjusted cost base of any other of the Company's common shares held by such Canadian Resident Holder as capital property for the purposes of determining the Canadian Resident Holder's adjusted cost base of each common share.

Capital Gains and Capital Losses

A Canadian Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a "taxable capital gain") realized in the year. Subject to and in accordance with the provisions of the Canadian Tax Act, a Canadian Resident Holder is required to deduct one-half of the amount of any capital loss (an "allowable capital loss") realized in a taxation year from taxable capital gains realized in the year by such Canadian Resident Holder. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against taxable capital gains realized in such year to the extent and under the circumstances described in the Canadian Tax Act.

The amount of any capital loss realized on the disposition or deemed disposition of Shares by a Canadian Resident Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on such shares or shares substituted for such shares to the extent and in the circumstances specified by the Canadian Tax Act. Similar rules may apply where a Canadian Resident Holder that is a corporation is a member of a partnership or beneficiary of a trust that owns such shares directly or indirectly through a partnership or a trust. Canadian Resident Holders to whom these rules may be relevant should consult their own tax advisors.

A Canadian Resident Holder that is: (i)  throughout the relevant taxation year a "Canadian-controlled private corporation" or (ii) at any time during the relevant taxation year a "substantive CCPC" (each, as defined in the Canadian Tax Act) may also be liable to pay an additional refundable tax on its "aggregate investment income" (as defined in the Canadian Tax Act) for the year which will include taxable capital gains.

Minimum Tax

Capital gains realized and dividends received by a Canadian Resident Holder that is an individual or a trust, other than certain specified trusts, may give rise to minimum tax under the Canadian Tax Act. Such Canadian Resident Holders should consult their own advisors with respect to the application of minimum tax.

Non-Residents of Canada

The following section of this summary is generally applicable to a Holder who, for the purposes of the Canadian Tax Act, and at all relevant times: (i) has not been and will not be deemed to be resident in Canada; and (ii) does not use or hold the Shares or in the course of, carrying on a business, or part of a business, in Canada, each a Non-Canadian Holder. Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer carrying on business in Canada and elsewhere or that is an "authorized foreign bank" as defined in the Canadian Tax Act. Such a Non-Canadian Holder should consult its own tax advisors.

Dividends

Dividends on the Shares paid or credited or deemed to be paid or credited to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25% on the gross amount of the dividend unless such rate is reduced by the terms of an applicable tax treaty. Under the Canada-United States Income Tax Convention (1980) (the "Treaty"), as amended, the rate of withholding tax on dividends paid or credited to a Non-Canadian Holder who is resident in the U.S. for purposes of the Treaty, is entitled to the full benefits under the Treaty and beneficially owns the dividend, or a U.S. Holder, is generally limited to 15% of the gross amount of the dividend Not all persons who are residents of the U.S. for purposes of the Treaty will qualify for the benefits of the Treaty. Non-Canadian Holders that are resident in the U.S. are advised to consult their tax advisors in this regard. The rate of withholding tax on dividends is also reduced under other bilateral income tax treaties or conventions to which Canada is a signatory.

Dispositions of Shares

A Non-Canadian Holder generally will not be subject to tax under the Canadian Tax Act in respect of a capital gain realized on the disposition or deemed disposition of a Share nor will capital losses arising therefrom be recognized under the Canadian Tax Act, unless the Share constitutes "taxable Canadian property" to the Non-Canadian Holder thereof for purposes of the Canadian Tax Act, and the gain is not exempt from Canadian federal income tax pursuant to the terms of an applicable tax treaty.

Generally the Shares acquired pursuant to this offering will not be "taxable Canadian property" to a Non-Canadian Holder if the common shares of the Company are listed on a "designated stock exchange", as defined in the Canadian Tax Act (which currently includes Nasdaq) at the time of disposition, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are met concurrently: (i) the Non-Canadian Holder, persons with whom the Non-Canadian Holder did not deal at arm's length, partnerships in which the Non-Canadian Holder or persons with whom the Non-Canadian Holder did not deal at arm's length held a membership interest (either directly or indirectly through one or more partnerships), or the Non-Canadian Holder together with all such persons, owned 25% or more of the Company's issued shares of any class or series of the Company's shares; and (ii) more than 50% of the fair market value of such shares was derived directly or indirectly from one, or any combination of, real or immovable property situated in Canada, "Canadian resource properties" (as defined in the Canadian Tax Act), "timber resource properties" (as defined in the Canadian Tax Act) or an option, an interest or right in such property, whether or not such property exists. Notwithstanding the foregoing, a common share may otherwise be deemed to be taxable Canadian property to a Non-Canadian Holder for purposes of the Canadian Tax Act. Even if the Shares are taxable Canadian property to a Non-Canadian Holder, such Non-Canadian Holder may be exempt from tax under the Canadian Tax Act on the disposition of such Shares by virtue of an applicable income tax treaty or convention.

A Non-Canadian Holder's capital gain (or capital loss) in respect of Shares that constitute or are deemed to constitute taxable Canadian property (and are not "treaty-protected property" as defined in the Canadian Tax Act) will generally be computed and included in income in the manner described above under the subheadings "Residents of Canada - Dispositions of Shares" and "Residents of Canada - Capital Gains and Capital Losses".

Non-Canadian Holders whose Shares may be taxable Canadian property should consult their own tax advisors.

SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CANADIAN OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY NON-U.S., STATE OR LOCAL TAXES.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following is a general summary of certain U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership and disposition of Shares acquired pursuant to this offering. The term "Shares" as used in this summary refers to common shares of the Company.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the acquisition of securities pursuant to this offering. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. This summary does not address the U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences to U.S. Holders of the acquisition, ownership, and disposition of the securities. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of the securities.

No ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the ownership or disposition of Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the discussion set forth in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (whether final, temporary, or proposed) promulgated under the Code, published rulings of the IRS, published administrative positions of the IRS and U.S. court decisions, that are in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied retroactively. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term "U.S. Holder" means a beneficial owner of the securities acquired pursuant to this offering that is for U.S. federal income tax purposes:

  a citizen or individual resident of the United States;
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or
  a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are brokers or dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) have a "functional currency" other than the U.S. dollar; (e) own securities as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other integrated transaction; (f) acquired the securities in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold the securities other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) are partnerships and other pass-through entities (and investors in such partnerships and entities); (i) are subject to special tax accounting rules; (j) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of our outstanding shares; (k) are U.S. expatriates or former long-term residents of the U.S.; or (l) are subject to taxing jurisdictions other than, or in addition to, the United States. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of the securities.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax consequences to such entity or arrangement and the owners of such entity or arrangement generally will depend on the activities of such entity or arrangement and the status of such owners. This summary does not address the tax consequences to any such entity or arrangement or owner. Owners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisor regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of the securities.

Passive Foreign Investment Company Rules

If we are considered a "passive foreign investment company" within the meaning of Section 1297 of the Code (a "PFIC") at any time during a U.S. Holder's holding period, the following sections will generally describe the potentially adverse U.S. federal income tax consequences to U.S. Holders of the acquisition, ownership, and disposition of the securities.

In any year in which we are classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

We generally will be a PFIC for any tax year in which (a) 75% or more of our gross income for such tax year is passive income (the "PFIC income test") or (b) 50% or more of the value of our assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the "PFIC asset test"). "Gross income" generally includes sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and "passive income" generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation's commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of its trade or business, and certain other requirements are satisfied.

For purposes of the PFIC income test and PFIC asset test described above, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and PFIC asset test described above, "passive income" does not include any interest, dividends, rents, or royalties that are received or accrued by us from a "related person" (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if we are a PFIC, U.S. Holders will be deemed to own their proportionate share of any of our subsidiaries which is also a PFIC (a "Subsidiary PFIC"), and will generally be subject to U.S. federal income tax under the "Default PFIC Rules Under Section 1291 of the Code" discussed below on their proportionate share of any (i) distribution on the shares of a Subsidiary PFIC and (ii) disposition or deemed disposition of shares of a Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. Accordingly, U.S. Holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received and no redemptions or other dispositions of the securities are made. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of the securities.

In particular, and without limiting the foregoing, the Company does not believe that it was a PFIC  for its most recent taxable year or that it will be for future taxable years.  A separate determination must be made after the close of each taxable year as to whether we are a PFIC for that year, and as a result, our PFIC status may change from year to year. The total value of our assets for purposes of the asset test generally will be calculated using the market price of the Shares, which may fluctuate considerably. Fluctuations in the market price of the Sharesmay result in us being a PFIC for any taxable year. Because of the uncertainties involved in establishing our PFIC status, there can be no assurance regarding whether we currently are treated as a PFIC, or may be treated as a PFIC in the future. If we are classified as a PFIC in any year during which a U.S. Holder holds the securities, we generally will continue to be treated as a PFIC as to such U.S. Holder in all succeeding years, regardless of whether we continue to meet the PFIC income test or PFIC asset test discussed above.

Default PFIC Rules Under Section 1291 of the Code

If we are a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of the securities will depend on whether such U.S. Holder makes a "qualified electing fund" or "QEF" election (a "QEF Election") or makes a mark-to-market election under Section 1296 of the Code (a "Mark-to-Market Election") with respect to the Shares. A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election (a "Non-Electing U.S. Holder") will be taxable as described below.

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of the securities and (b) any excess distribution received on the securities. A distribution generally will be an "excess distribution" to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder's holding period for the securities, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of the securities of a PFIC (including an indirect disposition of shares of a Subsidiary PFIC), and any excess distribution received on such securities (or a distribution by a Subsidiary PFIC to its shareholder that is deemed to be received by a U.S. Holder) must be ratably allocated to each day in a Non-Electing U.S. Holder's holding period for the securities. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income (and not eligible for certain preferential tax rates, as discussed below). The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as "personal interest," which is not deductible.

If we are a PFIC for any tax year during which a Non-Electing U.S. Holder holds the securities, it will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether it ceases to be a PFIC in one or more subsequent tax years. If we cease to be a PFIC, a Non-Electing U.S. Holder may terminate this deemed PFIC status with respect to the Shares by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code as discussed above) as if such securities were sold on the last day of the last tax year for which we were a PFIC.

QEF Election

A U.S. Holder that makes a QEF Election for the first tax year in which its holding period of its Shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Shares. However, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder's pro rata share of (a) our net capital gain, which will be taxed as long-term capital gain to such U.S. Holder, and (b) our ordinary earnings, which will be taxed as ordinary income to such U.S. Holder. Generally, "net capital gain" is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and "ordinary earnings" are the excess of (a) "earnings and profits" over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which we are a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by us. However, for any tax year in which we are a PFIC and have no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as "personal interest," which is not deductible.

A U.S. Holder that makes a timely QEF Election generally (a) may receive a tax-free distribution from us to the extent that such distribution represents "earnings and profits" that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder's tax basis in the Shares or Pre-Funded Warrants to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as "timely" for purposes of avoiding the default PFIC rules discussed above if such QEF Election is made for the first year in the U.S. Holder's holding period for the Shares in which we were a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.

A QEF Election will apply to the tax year for which such QEF Election is made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, we cease to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which we are not a PFIC. Accordingly, if we become a PFIC in another subsequent tax year, the QEF Election will be effective, and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which we qualify as a PFIC.

If we determine that we are a PFIC for this year or any future taxable year, we currently expect that we would provide the information necessary for U.S. Holders to make a QEF Election. U.S. Holders should consult with their own tax advisors regarding the potential application of the PFIC rules to the ownership and disposition of the securities, and the availability of certain U.S. tax elections under the PFIC rules.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return. However, if we do not provide the required information with regard to us or any of our Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules of Section 1291 of the Code discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election with respect to the Sharesonly if such shares are marketable stock. The Shares generally will be "marketable stock" if the Shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to Section 11A of the Exchange Act or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be considered "regularly traded" for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Provided that the Shares are "regularly traded" as described in the preceding sentence, such shares are expected to be marketable stock. There can be no assurance that the Shares will be "regularly traded" in subsequent calendar quarters. U.S. Holders should consult their own tax advisors regarding the marketable stock rules. A Mark-to-Market Election will likely not be available with respect to the Warrants. Accordingly, each U.S. Holder should consult its own tax advisor regarding the availability of a Mark-to-Market Election with respect to the Warrants. The balance of this discussion generally assumes that a Mark-to-Market Election may be made with respect Shares.

A U.S. Holder that makes a Mark-to-Market Election with respect to its Shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder's holding period for the Shares and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which we are a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Shares as of the close of such tax year over (b) such U.S. Holder's tax basis in such securities. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (i) such U.S. Holder's adjusted tax basis in the Shares, over (ii) the fair market value of such securities (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder's tax basis in the Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of such securities, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed U.S. federal income tax return. A timely Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the securities cease to be "marketable stock" or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge and other income inclusion rules described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC to its shareholder.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of securities that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which the securities are transferred.

If finalized in their current form, the proposed Treasury Regulations applicable to PFICs would be effective for transactions occurring on or after April 1, 1992. Because the proposed Treasury Regulations have not yet been adopted in final form, they are not currently effective, and there is no assurance that they will be adopted in the form and with the effective date proposed. Nevertheless, the IRS has announced that, in the absence of final Treasury Regulations, taxpayers may apply reasonable interpretations of the Code provisions applicable to PFICs and that it considers the rules set forth in the proposed Treasury Regulations to be reasonable interpretations of those Code provisions. The PFIC rules are complex, and the implementation of certain aspects of the PFIC rules requires the issuance of Treasury Regulations which in many instances have not been promulgated and which, when promulgated, may have retroactive effect. U.S. Holders should consult their own tax advisors about the potential applicability of the proposed Treasury Regulations.

Certain additional adverse rules will apply with respect to a U.S. Holder if we are a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses the securities as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such securities.

In addition, a U.S. Holder who acquires securities from a decedent will not receive a "step up" in tax basis of such securities to fair market value.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with their own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the PFIC rules (including the applicability and advisability of a QEF Election and Mark-to-Market Election) and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of the securities.

General Rules Applicable to U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of the Shares

The following discussion describes the general rules applicable to the ownership and disposition of the Shares, but is subject in its entirety to the special rules described above under the heading "Passive Foreign Investment Company Rules."

Distributions on Shares

In general, subject to the PFIC rules discussed above, the gross amount of any distribution received by a U.S. Holder with respect to the Shares (including amounts withheld to pay Canadian withholding taxes) will be included in the gross income of the U.S. Holder as a dividend to the extent attributable to the Company's current and accumulated earnings and profits, as determined under U.S. federal income tax principles. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if we are a PFIC for the tax year of such distribution or the preceding tax year. To the extent that a distribution exceeds our current and accumulated "earnings and profits," such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in such securities and thereafter as gain from the sale or exchange of such securities (see "Sale or Other Taxable Disposition of the Shares" below). However, because the Company does not expect to maintain calculations of the Company's earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect that a distribution will generally be treated as a dividend for U.S. federal income tax purposes.

Subject to applicable limitations and provided the Company is eligible for the benefits of the US Treaty or the Shares are readily tradable on a United States securities market, dividends paid by the Company to non-corporate US Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Company is not classified as a PFIC in the tax year of distribution or in the preceding tax year. Any amount of distributions treated as dividends generally will not be eligible for the dividends received deduction available to certain corporate U.S. Holders in respect of dividends received from U.S. corporations.

Distributions to a U.S. Holder with respect to the Shares may be subject to Canadian non-resident withholding tax. Any Canadian withholding tax paid will not reduce the amount treated as received by the U.S. Holder for U.S. federal income tax purposes. However, subject to limitations imposed by U.S. law, a U.S. Holder may be eligible to receive a foreign tax credit for the Canadian withholding tax. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances, including the impact of, and any exception available to, the special income sourcing rule described in this paragraph. U.S. Holders who do not elect to claim a foreign tax credit may be able to claim an ordinary income tax deduction for Canadian income tax withheld, but only for a taxable year in which the U.S. Holder elects to do so with respect to all non-U.S. income taxes paid or accrued in such taxable year.

Sale, Exchange or Other Taxable Disposition of Shares

Subject to the PFIC rules discussed above, upon a sale, exchange or other taxable disposition of the Shares, a U.S. Holder will generally recognize a capital gain or loss equal to the difference between the amount realized on such sale, exchange or other taxable disposition and the adjusted tax basis of such Shares. If any foreign tax is imposed on the sale, exchange or other disposition of the Shares, a U.S. Holder's amount realized will include the gross amount of the proceeds of the disposition before deduction of the tax. A U.S. Holder's initial tax basis in the Shares generally will equal the cost of such Shares. Such gain or loss will be a long-term capital gain or loss if the Shares have been held for more than one year and will be short-term gain or loss if the holding period is equal to or less than one year. Such gain or loss generally will be considered U.S. source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of certain non-corporate U.S. Holders are eligible for reduced rates of taxation. For both corporate and non-corporate U.S. Holders, limitations apply to the deductibility of capital losses.

Additional Tax Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency or on the sale, exchange or other taxable disposition of the securities generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the securities (or with respect to any constructive dividend on the Warrants) generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid or accrued (whether directly or through withholding) by a U.S. Holder during a year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder's particular circumstances. Accordingly, each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Information Reporting and Backup Withholding

Under U.S. federal income tax laws certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a non-U.S. entity. U. S. Holders may be subject to these reporting requirements unless the securities are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file IRS Form 8938. In addition, U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns, and, if applicable, filing obligations relating to the PFIC rules, including possible reporting on an IRS Form 8621.

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of the Shares generally may be subject to information reporting and backup withholding tax, currently at the rate of 24%, if a U.S. Holder (a) fails to furnish its correct U.S. taxpayer identification number (generally on Form W 9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that it has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons, such as U.S. Holders that are corporations, generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. The information reporting and backup withholding rules may apply even if, under the Canada-U.S. Tax Convention, payments may be exempt from the dividend withholding tax rules or otherwise eligible for a reduced withholding rate. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE SHARES. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN THE SECURITIES IN LIGHT OF THE INVESTOR'S OWN CIRCUMSTANCES.

ENFORCEMENT OF CIVIL LIABILITIES

Largo is a corporation governed by the Ontario Business Corporations Act ("OBCA"), and a substantial portion of our assets are outside of the United States. Most of our directors and senior management and independent auditors are resident outside the United States, and all or a substantial portion of their respective assets may be located outside the United States. As a result, it may be difficult for U.S. investors to effect service of process within the United States upon these persons. It may also be difficult for U.S. investors to enforce within the United States judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts outside the United States would recognize or enforce judgments of U.S. courts obtained against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Therefore, it may be difficult to enforce U.S. judgments against us, our directors and officers and independent auditors.

SELLING SHAREHOLDERS

This prospectus relates to the resale by the Selling Shareholders from time to time of up to 15,260,671 Warrant Shares. The Selling Shareholders may from time to time offer and sell any or all of the Warrant Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term "Selling Shareholders" includes the persons listed in the table below, together with any additional selling shareholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Shareholders' interests in the Warrant Shares, other than through a public sale.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Shareholders, certain information regarding the beneficial ownership of our common shares by the Selling Shareholders and the Warrant Shares being offered by the Selling Shareholders. The applicable percentage ownership of common shares is based on approximately 83,313,022 common shares outstanding as of November 11, 2025. Information with respect to common shares owned beneficially after the offering assumes the sale of all of the Warrant Shares registered hereby. The Selling Shareholders may offer and sell some, all or none of their Warrant Shares.

Except as set forth in the footnotes below, the Selling Shareholders have never been an officer or director of us or of one of our affiliates. Moreover, the Selling Shareholders have not had a material relationship with us other than as a shareholder at any time within the past three years. The Selling Shareholders have acquired (or will acquire) the Warrant Shares to be resold hereunder in the ordinary course of business and, at the time of acquisition, the Selling Shareholders were not, nor were expected to be, a party to any agreement or understanding, directly or indirectly, with any person to distribute the Warrant Shares to be resold by such Selling Shareholders under this Registration Statement of which this prospectus forms a part.

Since the Selling Shareholders may sell some or none of the Warrant Shares that they hold that are covered by this prospectus, and because the offering contemplated by this prospectus is not underwritten, no estimate can be given as to the number of our common shares that will be held by the Selling Shareholders upon the termination of the offering. The information set forth in the following table regarding the beneficial ownership after the resale of Warrant Shares is based upon the assumption that the Selling Shareholders will acquire (to the extent not currently held) and sell all of the Warrant Shares covered by this prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Shareholders have, or will have, sole voting and investment power with respect to all common shares that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Shareholders, no Selling Shareholder is a broker-dealer or an affiliate of a broker dealer.

Please see the section titled "Plan of Distribution" in this prospectus for further information regarding the Selling Shareholders' method of distributing these Warrant Shares.

	Common Shares
	Number Beneficially Owned Prior to Offering†	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Name of Selling Shareholder
3i, LP(1)	1,229,510	614,755	614,755	*
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B(2)	1,229,510	614,755	614,755	*
Anson East Master Fund LP(3)	393,442	196,721	196,721	*
Anson Investments Master Fund LP(4)	1,245,904	622,952	622,952	*
Augustus Trading LLC(5)	1,459,872	1,050,036	409,836	*
Bigger Capital Fund, LP(6)	797,451	307,377	490,074	*
Boothbay Absolute Return Strategies, LP(7)	655,738	655,738	0	-
BPY Limited(8)	467,214	233,607	233,607	*
CVI Investments, Inc. (9)	1,639,346	819,673	819,673	1.0%
District 2 Capital Fund LP(10)	614,754	307,377	307,377	*
Intracoastal Capital, LLC(11)	819,673	819,673	0	-
Kingsbrook Opportunities Master Fund LP(12)	173,934	163,934	10,000	*
L1 Capital Global Opportunities Master Fund(13)	1,639,346	819,673	819,673	1.0%
Lincoln Alternative Strategies LLC(14)	1,639,346	819,673	819,673	1.0%
Lind Global Fund III LP(15)	1,639,346	819,673	819,673	1.0%
NewGen Equity Long/Short Fund (16)	1,215,078	607,539	607,539	*
Nomis Bay Ltd. (17)	762,296	381,148	381,148	*
Orca Capital AG(18)	1,639,346	819,673	819,673	1.0%
Parkwood Master Fund Ltd. (19)	1,147,542	573,771	573,771	*
Point72 Associates, LLC(20)	1,694,782	819,673	875,109	1.0%
S.H.N. Financial Investments Ltd.(21)	1,639,346	819,673	819,673	1.0%
Samara Master Fund Ltd. (22)	1,147,542	573,771	573,771	*
Stuywater Capital LLC(23)	1,639,346	819,673	819,673	1.0%
TIFF MultiAsset NewGen A/C I8DP (24)	424,268	212,134	212,134	*
Wilson Drive Holdings LLC(25)	1,043,057	633,220	409,837	*
Noam Rubinstein(26)	124,795	124,795	0	-
Charles Worthman(27)	9,984	9,984	0	-

*Represents less than 1%.

† Beneficial ownership includes common shares as to which a person or group has sole or shared voting power or dispositive power. Warrant Shares registered hereunder, as well as common shares subject to options, warrants or other convertible securities that are exercisable or convertible currently or within 60 days of November 11, 2025, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such common shares, options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

Notes:

(1) Includes (i) 614,755 common shares issued to the Selling Shareholder in the Registered Direct Offering, and (ii) 614,755 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. 3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC. The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013.  We have been advised that none of Mr. Tarlow, 3i Management LLC, or 3i, LP is a member of the Financial Industry Regulatory Authority ("FINRA"), or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

(2) Includes (i) 614,755 common shares issued to the Selling Shareholder in the Registered Direct Offering, and (ii) 614,755 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares.

(3) Includes (i) 196,721 common shares issued to the Selling Shareholder in the Registered Direct Offering, and (ii) 196,721 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP, hold voting and dispositive power over the common shares held by Anson East Master Fund LP. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these common shares except to the extent of their pecuniary interest therein. The principal business address of the Selling Shareholder is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(4) Includes (i) 622,952 common shares issued to the Selling Shareholder in the Registered Direct Offering, and (ii) 622,952 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP, hold voting and dispositive power over the common shares held by Anson Investments Master Fund LP. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these common shares except to the extent of their pecuniary interest therein. The principal business address of the Selling Shareholder is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(5) Includes (i) 409,836 common shares issued to the Selling Shareholder in the Registered Direct Offering, (ii) 409,836 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement, and (iii) 640,200 Placement Agent Warrant Shares that may be issued upon exercise of Placement Agent Warrants issued to the Selling Shareholder as compensation in connection with the Private Placement. Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC and may be deemed to be the beneficial owner (as determined under Section 13(d) of the U.S. Exchange Act) of these securities. Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the common shares held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali each disclaims any beneficial ownership of these securities. The Selling Shareholder is an affiliate of H.C. Wainwright & Co., LLC, a registered broker-dealer. At various times, H.C. Wainwright has acted or may in the future act as broker, advisor, placement agent and/or underwriter to the Company.

(6) Includes (i) 182,697 common shares held by the Selling Shareholder prior to the closing of the Registered Direct Offering and the Private Placement, (ii) 307,377 common shares issued to the Selling Shareholder in the Registered Direct Offering, and (iii) 307,377 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. Michael Bigger, Managing Member of the General Partner of Bigger Capital Fund, LP, has voting and/or investment control over such securities.

(7) Includes 655,738 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. Boothbay Absolute Return Strategies, LP, a Delaware limited partnership ("BBARS"), is managed by Boothbay Fund Management, LLC, a Delaware limited liability company ("Boothbay"). Boothbay, in its capacity as the investment manager of BBARS, has delegated to Kingsbrook Partners LP, a Delaware limited partnership ("Kingsbrook Partners"), the power to vote and the power to direct the disposition of all securities held by BBARS that are being registered hereby. Ari Glass is the Managing Member of Boothbay. Each of BBARS, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

(8) Includes (i) 233,607 common shares issued to the Selling Shareholder in the Registered Direct Offering, and (ii) 233,607 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. James Keyes has voting control and investment discretion over securities beneficially owned directly or indirectly by BPY Limited. Mr. Keyes disclaims any beneficial ownership of the securities beneficially owned directly or indirectly by the Selling Shareholder. The business address of Nomis Bay Ltd. is 5 Reid Street, Hamilton, Bermuda HM 11.

(9) Includes (i) 819,673 common shares issued to the Selling Shareholder in the Registered Direct Offering, and (ii) 819,673 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. ("CVI"), has discretionary authority to vote and dispose of the common shares held by CVI and may be deemed to be the beneficial owner of the common shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the common shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the common shares. CVI Investments, Inc. is affiliated with one or more FINRA members, none of whom are currently expected to participate in the resale of the Warrant Shares pursuant to this prospectus contained in this Registration Statement.

(10) Includes (i) 307,377 common shares issued to the Selling Shareholder in the Registered Direct Offering, and (ii) 307,377 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. Michael Bigger, Managing Member of the General Partner of District 2 Capital Fund LP, has voting and/or investment control over such securities.

(11) Includes 819,673 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital, LLC ("Intracoastal"), have shared voting control and investment discretion over these securities that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the U.S. Exchange Act) of these securities. The business address of the Selling Shareholder is 245 Palm Trail, Delray Beach, Florida 33483.

(12) Includes (i) 10,000 common shares issued to the Selling Shareholder in the Registered Direct Offering, and (ii) 163,934 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. Kingsbrook Partners is the investment manager of Kingsbrook Opportunities Master Fund LP ("Kingsbrook Opportunities") and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC ("Opportunities GP") is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC ("GP LLC") is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

(13) Includes (i) 819,673 common shares issued to the Selling Shareholder in the Registered Direct Offering, and (iii) 819,673 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. David Feldman and Joel Arber are the Directors of L1 Capital Global Opportunities Master Fund Ltd. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such common shares, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(14) Includes (i) 819,673 common shares issued to the Selling Shareholder in the Registered Direct Offering, and (iii) 819,673 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. Stephen Temes, Managing Member of Lincoln Alternative Strategies LLC, has voting and/or investment control over such securities.

(15) Includes (i) 819,673 common shares issued to the Selling Shareholder in the Registered Direct Offering, and (ii) 819,673 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. Jeff Easton, Managing Member of Lind Global Partners III LLC, the general partner of Lind Global Fund III LP, has voting and/or investment control over such securities. Mr. Easton disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(16) Includes (i) 607,539 common shares issued to the Selling Shareholder in the Registered Direct Offering, and (iii) 607,539 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. Chris Rowan, Portfolio Manager of NewGen Equity Long/Short Fund, and David Dattels and Norm Chang, have voting and/or investment control over such securities.

(17) Includes (i) 381,148 common shares issued to the Selling Shareholder in the Registered Direct Offering, and (ii) 381,148 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. James Keyes has voting control and investment discretion over securities beneficially owned directly or indirectly by Nomis Bay Ltd. Mr. Keyes disclaims any beneficial ownership of the securities beneficially owned directly or indirectly by Nomis Bay Ltd. The business address of Nomis Bay Ltd. is 5 Reid Street, Hamilton, Bermuda HM 11.

(18) Includes (i) 819,673 common shares issued to the Selling Shareholder in the Registered Direct Offering, and (ii) 819,673 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. Thomas Koenig, Executive Board Member of Orca Capital AG, has voting and/or investment control over such securities.

(19) Includes (i) 573,771 common shares issued to the Selling Shareholder in the Registered Direct Offering, and (ii) 573,771 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. Dan Sternberg, President of DPS Capital Inc., manager for Parkwood Master Fund Ltd., has voting and/or investment control over such securities.

(20) Includes (i) 55,436 common shares held by the Selling Shareholder prior to the closing of the Registered Direct Offering and the Private Placement, (ii) 819,673 common shares issued to the Selling Shareholder in the Registered Direct Offering, and (iii) 819,673 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. Point72 Asset Management, L.P. maintains investment and voting power with respect to the securities held by certain investment funds it manages, including Point72 Associates, LLC. Point72 Capital Advisors, Inc. is the general partner of Point72 Asset Management, L.P. Mr. Steven A. Cohen controls each of Point72 Asset Management, L.P. and Point72 Capital Advisors, Inc. By reason of the provisions of Rule 13d-3 of the U.S. Exchange Act, each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen may be deemed to beneficially own the securities held by Point72 Associates, LLC that are disclosed herein. Each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen disclaims beneficial ownership of any such securities.

(21) Includes (i) 819,673 common shares issued to the Selling Shareholder in the Registered Direct Offering, and (ii) 819,673 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. Nir Shamir, CEO of S.H.N. Financial Investments Ltd., and Hadar Shamir have voting and/or investment control over such securities.

(22) Includes (i) 573,771 common shares issued to the Selling Shareholder in the Registered Direct Offering, and (ii) 573,771 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. Ben Cubitt, President of Samara Capital Inc., manager of Samara Master Fund Ltd., has voting and/or investment control over such securities.

(23) Includes (i) 819,673 common shares issued to the Selling Shareholder in the Registered Direct Offering, and (ii) 819,673 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. The securities are held by Stuywater Capital LLC. Noam Rubinstein is the managing member of Stuywater Capital LLC and has the power to vote and dispose the securities held. Mr. Rubinstein is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer, with a registered address of 430 Park Ave, 3rd Floor, New York, NY 10022. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the Selling Shareholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. At various times, H.C. Wainwright has acted or may in the future act as broker, advisor, placement agent and/or underwriter to the Company.

(24) Includes (i) 212,134 common shares issued to the Selling Shareholder in the Registered Direct Offering, and (ii) 212,134 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement. Chris Rowan, Portfolio Manager of TIFF MultiAsset NewGen A/C I8DP, David Dattels and Norm Chang have voting and/or investment control over such securities.

(25) Includes (i) 409,837 common shares issued to the Selling Shareholder in the Registered Direct Offering, (ii) 409,837 Warrant Shares that may be issued upon exercise of Warrants issued to the Selling Shareholder in the Private Placement, and (iii) 223,383 Placement Agent Warrant Shares that may be issued upon exercise of Placement Agent Warrants issued to the Selling Shareholder as compensation in connection with the Private Placement. The securities are held by Wilson Drive Holdings LLC. Craig Schwabe is the managing member Wilson Drive Holdings LLC and has the power to vote and dispose the securities held. Mr. Schwabe is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer, with a registered address of 430 Park Ave, 3rd Floor, New York, NY 10022. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the Selling Shareholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. At various times, H.C. Wainwright has acted or may in the future act as broker, advisor, placement agent and/or underwriter to the Company.

(26) Includes 124,795 Placement Agent Warrant Shares that may be issued upon exercise of Placement Agent Warrants issued to the Selling Shareholder as compensation in connection with the Private Placement. The Selling Shareholder is an affiliate of H.C. Wainwright & Co., LLC, a registered broker-dealer. At various times, H.C. Wainwright has acted or may in the future act as broker, advisor, placement agent and/or underwriter to the Company.

(27) Includes 9,984 Placement Agent Warrant Shares that may be issued upon exercise of Placement Agent Warrants issued to the Selling Shareholder as compensation in connection with the Private Placement. The Selling Shareholder is an affiliate of H.C. Wainwright & Co., LLC, a registered broker-dealer. At various times, H.C. Wainwright has acted or may in the future act as broker, advisor, placement agent and/or underwriter to the Company.

PLAN OF DISTRIBUTION

We are registering 15,260,671 Warrant Shares underlying Warrants issued to the Selling Shareholders in connection with the Private Placement, to permit the resale of these shares by the holders of such shares from time to time after the date of this prospectus. We are registering them pursuant to contractual provisions entered into in connection with the Private Placement. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Warrant Shares. We will bear all fees and expenses incident to our obligation to register the Warrant Shares.

The Selling Shareholders may sell all or a portion of the Warrant Shares owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Warrant Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The Warrant Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the distribution of the Warrant Shares by any Selling Shareholder to its partners, members or shareholders;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the Selling Shareholders effect such transactions by selling Warrant Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Warrant Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Warrant Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common shares in the course of hedging in positions they assume. The Selling Shareholders may also sell common shares short and deliver Warrant Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge Warrant Shares to broker-dealers that in turn may sell such Warrant Shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the Warrant Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Warrant Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the U.S. Securities Act amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Warrant Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealer participating in the distribution of the Warrant Shares may be deemed to be "underwriters" within the meaning of the U.S. Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the U.S. Securities Act. At the time a particular offering of the Warrant Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Warrant Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Warrant Shares against certain liabilities, including liabilities arising under the U.S. Securities Act.

Under the securities laws of some states, the Warrant Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Warrant Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholder will sell any or all of the Warrant Shares registered pursuant to the Registration Statement of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the U.S. Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the U.S. Exchange Act, which may limit the timing of purchases and sales of any of the Warrant Shares by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Warrant Shares to engage in market-making activities with respect to the Warrant Shares. All of the foregoing may affect the marketability of the Warrant Shares and the ability of any person or entity to engage in market-making activities with respect to the Warrant Shares.

We will pay all expenses of the registration of the Warrant Shares pursuant to the Registration Statement to which this prospectus forms a part; provided, however, that the Selling Shareholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the U.S. Securities Act, in accordance with any registration rights agreement entered into between us and the Selling Shareholders, or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the U.S. Securities Act, that may arise from any written information furnished to us by the Selling Shareholders specifically for use in this prospectus, in accordance with any registration rights agreement entered into between us and the Selling Shareholders, or we may be entitled to contribution.

Once sold under the Registration Statement of which this prospectus forms a part, the Warrant Shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities being offered by this prospectus and other legal matters concerning this offering relating to Canadian law will be passed upon for us by Stikeman Elliott LLP. Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Troutman Pepper Locke LLP.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2024 and 2023, and for each of the years in the two year period ended December 31, 2024, incorporated into this prospectus supplement by reference to our Annual Report on Form 40-F for the year ended December 31, 2024 (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements included therewith), have been so incorporated in reliance on the report of KPMG LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S. Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual reports on Form 40-F (or 20-F, if applicable) with the SEC, and we furnish other documents, such as quarterly and current reports, proxy statements and other information and documents that we file with the Canadian securities regulatory authorities, to the SEC, as required. The materials we file with or furnish to the SEC are available to the public on the SEC's website at www.sec.gov. Those filings are also available to the public on our corporate website at www.largoinc.com. Information contained on our website is not a part of this prospectus supplement and the inclusion of our website address in this prospectus supplement is an inactive textual reference only. As we are a Canadian issuer, we also file continuous disclosure documents with the Canadian securities regulatory authorities, which documents are available on the System for Electronic Document Analysis and Retrieval+ ("SEDAR+") website maintained by the Canadian Securities Administrators at www.sedarplus.ca.

This prospectus supplement forms part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus supplement regarding us and our securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information filed subsequently with the SEC will automatically update and supersede earlier information.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and omits some of the information contained in the registration statement in accordance with SEC rules and regulations. You should review the information in, and exhibits to, the registration statement for further information on us and the securities being offered. Statements in this prospectus concerning any document we have filed or will file as an exhibit to the registration statement or that we have otherwise filed with the SEC are not intended to be comprehensive and are qualified in their entirety by reference to these filings. You should review the complete document to evaluate these statements. You may review a copy of the registration statement at the SEC's internet site, as described under "Where You Can Find Additional Information" in this prospectus.

We incorporate by reference in this prospectus the following information:

• our Annual Report on Form 40-F for the fiscal year ended December 31, 2024, filed with the SEC on March 28, 2025;

• our Report on Form 6-K with the financial statements and management's discussion and analysis for the three months ended March 31, 2025, furnished to the SEC on May 15, 2025;

• our Report on Form 6-K with the financial statements and management's discussion and analysis for the three and six months ended June 30, 2025, furnished to the SEC on August 12, 2025;

• our Report on Form 6-K with the financial statements and management's discussion and analysis for the three and nine months ended September 30, 2025, furnished to the SEC on November 12, 2025;

• our Report on Form 6-K with the management information circular for the annual general meeting of shareholders held on May 12, 2025, furnished to the SEC on April 14, 2025;

• our Reports on Forms 6-K with material change reports dated August 11, 2025, October 20, 2025 and October 29, 2025, furnished to the SEC on August 13, 2025 and November 7, 2025; and

• the description of common shares contained in our registration statement on Form 40FR12B filed with the SEC on April 14, 2021, together with all amendments and reports filed for the purpose of updating that description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act, and any document of the type referred to in the list above, filed or furnished by us subsequent to the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus are incorporated by reference into this prospectus and form part of this prospectus from the date of filing or furnishing of these documents. We may incorporate by reference into this prospectus any other Form 6-K that is submitted to the SEC after the date of the filing of the registration statement of which this prospectus forms a part and before the date of termination of this offering. In addition to any Form 6-K furnishing the type of documents referred to in the bulleted list above (which shall be deemed to be incorporated by reference into this prospectus), any such other Form 6-K that we intend to so incorporate shall state in such form that it is being incorporated by reference into this prospectus. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to us, and the readers should review all information contained in this prospectus and the documents incorporated or deemed to be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

We will provide each person to whom this prospectus is delivered a copy of all of the information that has been incorporated by reference into this prospectus, but not delivered with this prospectus. You may obtain copies of these filings, at no cost, by writing or telephoning us at:

Largo Inc.
Attention: Investor Relations
1 First Canadian Place

100 King Street West, Suite 1600

Toronto, Ontario M5X 1G5

Canada

(416) 861-9797

We file reports, including annual reports on Form 40-F (or Form 20-F), and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You can read our SEC filings, including the registration statement of which this prospectus forms a part, over the internet at the SEC's website at www.sec.gov and at our website at www.largoinc.com.

15,260,671 Common Shares Issuable upon

Exercise of Warrants

PROSPECTUS

December 2, 2025